Exhibit 99(N)

INDEPENDENT AUDITORS’ CONSENT

We consent to the use in this Pre-Effective Amendment No. 4 to the Registration Statement of BlackRock Dividend Achievers Trust (Securities Act Registration No. 333-109651) on Form N-2 of our report dated December 18, 2003, relating to the financial statements of BlackRock Dividend Achievers Trust for the period from September 29, 2003 (date of inception) to December 15, 2003, appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the reference to us under the heading “Experts” in such Statement of Additional Information.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP

Boston, Massachusetts

December 18, 2003